Exhibit 12.1

Central Power and Light Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31,

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                               1999       1998         1997       1996         1995
                             ---------------------------------------------------------
                                            (thousands, except ratios)

Operating income             $294,672   $282,926     $251,367    $285,647    $282,184
Adjustments:
  Income taxes                 83,508    126,738       39,329      47,227      51,755
  Provision for deferred
    income taxes               17,337     (8,253)      34,484      51,476     (30,025)
  Deferred investment tax
    credits                    (5,207)    (3,858)      (4,819)     (5,553)     (5,789)
  Charges for investments
    and plant development
     costs, net of tax             --         --       (1,281)    (15,569)         --
  Other income and deductions   2,596        709        7,834       3,997      14,880
  Allowance for borrowed
     and equity funds used
        during construction     4,532      2,822        3,778       1,845       4,514
  Mirror CWIP amortization         --         --           --          --      41,000
                             ---------------------------------------------------------
        Earnings             $397,438   $401,084     $330,692    $369,070    $358,519
                             =========================================================

Fixed charges:
  Interest on long-term debt  $87,413    $93,301     $105,081    $110,375    $116,205
  Interest on short-term
    debt and other             19,498     19,506       20,613      18,494      19,926
  Distributions on Trust
    Preferred Securities       12,000     12,000        7,533          --          --
                             ---------------------------------------------------------
        Fixed charges        $118,911   $124,807     $133,227    $128,869    $136,131
                             =========================================================

Ratio of earnings to fixed
    charges                      3.34       3.21         2.48        2.86       2.63

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